As filed with the Securities and Exchange Commission on December 22, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

MICROMUSE INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3288385
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

650 Townsend Street, Suite 475

San Francisco, CA 94103

(Address of principal executive offices) (Zip Code)

1998 Employee Stock Purchase Plan (formerly known as 1997 Employee Stock Purchase Plan)

(Full title of the Plan)

Nell O’Donnell

Senior Vice President

Micromuse Inc.

650 Townsend Street, Suite 475

San Francisco, CA 94103

(415) 568-9800

(Name and address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
1998 Employee Stock Purchase Plan Common Stock (par value $0.01)	640,000 shares	$7.56	$4,838,400	$517.71

(1)	This Registration Statement is registering 640,000 additional shares which automatically became available for issuance under the 1998 Employee Stock Purchase Plan on November 1, 2005, pursuant to the terms of the plan. Other shares available for issuance under this plan were registered on Form S-8 registration statements filed with the Securities and Exchange Commission initially on February 20, 1998 (Registration No. 333-46649) and subsequently on November 17, 1999 (Registration No. 333-91119), September 25, 2001 (Registration No. 333-70126), October 11, 2001 (Registration No. 333-71420), January 14, 2003 (Registration No. 333-102499), May 25, 2004 (Registration No. 333-115848, as amended by post-effective amendment no. 1 filed on July 27, 2004) and November 18, 2004 (333-120594). Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of the Registrant’s common stock which become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended (the “Act”) on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq National Market on December 16, 2005.

Micromuse Inc.

Registration Statement on Form S-8

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

Micromuse Inc. (the “Registrant” or the “Company”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005, filed with the Commission on December 14, 2005;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) since the end of the fiscal year covered by the Registrant’s latest Annual Report referred to in (a) above (and provided that any portions of such reports that are deemed furnished and not filed pursuant to the instructions to Form 8-K shall not be incorporated by reference into this registration statement); and

(c) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement No. 000-23783 on Form 8-A filed with the Commission on February 12, 1998, including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “1933 Act”). The Registrant’s Restated Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty as directors to the Company and its stockholders. This provision in the Restated Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Registrant’s Amended and Restated Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Registrant has also entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors’ and officers’ insurance if available on reasonable terms, which insurance is currently in effect.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit Number	Description of Document
4	Instruments Defining the Rights of Stockholders. Reference is made to Registrant’s Registration Statement No. 000-23783 on Form 8-A, together with any amendments and exhibits thereto, which is incorporated herein by reference pursuant to Item 3(c) of this Registration Statement

5.1	Opinion of Baker & McKenzie LLP.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Baker & McKenzie LLP is contained in Exhibit 5.1 to this Registration Statement.

24	Power of Attorney is contained on signature page II-5.

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered hereunder which remain unsold upon the termination of the Registrant’s 1997 Stock Option/Stock Issuance Plan and/or 1998 Employee Stock Purchase Plan. Paragraphs (a) (4,5 and 6) of Regulation S-K Item 512 are not applicable to this Registration Statement.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on this 22nd day of December, 2005.

MICROMUSE INC.

By:	/s/ Ian Halifax
Ian Halifax
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lloyd A. Carney, Ian Halifax and Nell O’Donnell, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

In witness whereof, each of the undersigned has executed this Power of Attorney as of the date indicated below.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Lloyd A. Carney	Chairman and Chief Executive Officer (Principal Executive Officer)	December 20, 2005
Lloyd A. Carney

/s/ Ian Halifax	Chief Financial Officer (Principal Financial Officer)	December 20, 2005
Ian Halifax

/s/ Steven Vattuone	Vice President, Finance and Corporate Controller (Principal Accounting Officer)	December 20, 2005
Steven Vattuone

/s/ John C. Bolger	Director	December 20, 2005
John C. Bolger

/s/ Michael E. W. Jackson	Director	December 20, 2005
Michael E. W. Jackson

/s/ David C. Schwab	Director	December 20, 2005
David C. Schwab

/s/ Kathleen M. H. Wallman	Director	December 20, 2005
Kathleen M. H. Wallman

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

FORM S-8

UNDER

SECURITIES ACT OF 1933

MICROMUSE INC.

EXHIBIT INDEX

Exhibit Number	Description of Document
4	Instruments Defining the Rights of Stockholders. Reference is made to Registrant’s Registration Statement No. 000-23783 on Form 8-A, together with any amendments and exhibits thereto, which is incorporated herein by reference pursuant to Item 3(d) of this Registration Statement

5.1	Opinion of Baker & McKenzie LLP.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Baker & McKenzie LLP is contained in Exhibit 5.1 to this Registration Statement.

24	Power of Attorney is contained on signature page II-5.